The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 2, 2018
PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-222672 and 333-222672-01 Dated July , 2018

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

Linked to the lesser performing of the Bloomberg Commodity IndexSM and the iShares® MSCI Emerging Markets ETF due on or about August 18, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the lesser performing of the Bloomberg Commodity IndexSM (the “Index” and the iShares® MSCI Emerging Markets ETF (the “Fund”) (each of the Index and the Fund, an “Underlying” and together, the “Underlyings”). If the closing value of each Underlying on a quarterly Observation Date is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing value of each Underlying on any quarterly Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold (which is the same value as its Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon. If the Notes are not called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing value of the Underlying with the Lower Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value. The closing value of the Fund is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates

❑     Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date (after an initial one-year non-call period) if the closing value of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes.

❑    Contingent Coupon: If the closing value of each Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑ Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the Contingent Coupon. If either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing value of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date[1]	August 15, 2018
	Original Issue Date (Settlement Date)[1]	August 20, 2018
	Observation Dates[2]	Quarterly (callable beginning August 15, 2019) (see page 5)
	Final Valuation Date[2]	August 15, 2023
	Maturity Date[2]	August 18, 2023
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Key Risks — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the Bloomberg Commodity IndexSM and the iShares® MSCI Emerging Markets ETF. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Contingent Coupon Rate and the Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement. The actual Contingent Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of that range.
Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold*	Coupon Barrier*	CUSIP / ISIN
Bloomberg Commodity IndexSM (Bloomberg Ticker: BCOM)	6.50% to 7.50% per annum	•	70% of the Initial Value	70% of the Initial Value	48129N153 / US48129N1533
iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: EEM)		$•	70% of the Initial Value	70% of the Initial Value

*Rounded to four decimal places for the Index and rounded to two decimal places for the Fund

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the Bloomberg Commodity IndexSM and the iShares® MSCI Emerging Markets ETF		$10		$0.25		$9.75

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Contingent Coupon Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.308 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf

t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the Bloomberg Commodity IndexSM is an “Index” and the iShares® MSCI Emerging Markets ETF is a “Fund.”

The Notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t     You are willing to accept the individual market risk of each Underlying and understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying.

t     You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t     You believe each Underlying will close at or above its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.

t     You believe each Underlying will close at or above its Initial Value on one of the specified Observation Dates (after an initial one-year non-call period).

t     You understand and accept that you will not participate in any appreciation of either Underlying and that your potential return is limited to the Contingent Coupons.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

t     You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t     You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Fund.

t     You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) and you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t    You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t    You believe that either Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.

t    You seek an investment that participates in the full appreciation of either or both of the Underlyings or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

t    You would not be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover)

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Fund.

t    You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t You do not understand or accept the risks associated with the Underlyings.

t You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The Bloomberg Commodity IndexSM” and “The iShares® MSCI Emerging Markets ETF” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	Bloomberg Commodity IndexSM iShares® MSCI Emerging Markets ETF
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 5 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing value[2] of each Underlying on any Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Contingent Coupon

If the closing value[2] of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing value[2] of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.

You should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range set forth in “Contingent Coupon Rate” below.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing value of either Underlying is less than its Coupon Barrier.

Contingent Coupon Rate	Expected to be between 6.50% and 7.50% per annum. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 6.50% per annum.
Contingent Coupon payments	Between $0.1625 and $0.1875 per $10 principal amount Note. The actual Contingent Coupon payments will be based on the Contingent Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[3]	As specified under the “Coupon Payment Dates” column of the table under “Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[3]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the Final Value of either Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing value of that Underlying on the Trade Date
Final Value	With respect to each Underlying, the closing value[2] of that Underlying on the Final Valuation Date
Downside Threshold[4]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier[4]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Share Adjustment Factor[2]	With respect to the Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	With respect to the Fund, the closing value and the Share Adjustment Factor of the Fund are subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
[3]	See footnote 2 under “Key Dates” on the front cover
[4]	Rounded to four decimal places for the Index and rounded to two decimal places for the Fund

Investment Timeline

Trade Date	The closing value of each Underlying (Initial Value) is observed, the Downside Threshold and the Coupon Barrier of each Underlying are determined and the Contingent Coupon Rate is finalized.

Quarterly (callable after an initial one-year non-call period)

If the closing value of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date.

The Notes will also be called if the closing value of each Underlying on any Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Lesser Performing Underlying, equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE VALUE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE VALUE OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 Observation Dates and Coupon Payment Dates

Observation Dates†	Coupon Payment Dates†
November 15, 2018	November 19, 2018
February 15, 2019	February 20, 2019
May 15, 2019	May 17, 2019
August 15, 2019	August 19, 2019
November 15, 2019	November 19, 2019
February 18, 2020	February 20, 2020
May 15, 2020	May 19, 2020
August 17, 2020	August 19, 2020
November 16, 2020	November 18, 2020
February 16, 2021	February 18, 2021
May 17, 2021	May 19, 2021
August 16, 2021	August 18, 2021
November 15, 2021	November 17, 2021
February 15, 2022	February 17, 2022
May 16, 2022	May 18, 2022
August 15, 2022	August 17, 2022
November 15, 2022	November 17, 2022
February 15, 2023	February 17, 2023
May 15, 2023	May 17, 2023
August 15, 2023 (the Final Valuation Date)	August 18, 2023 (the Maturity Date)

†The Notes are not callable until the fourth Observation Date, August 15, 2019.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). If the Notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing value of either Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to either Underlying at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing value of either Underlying on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date even if the closing value of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date, and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing value of either Underlying is less than its Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Either Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of either Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the value of each Underlying, even though you are not able to participate in any potential appreciation of either Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the value of one or both of the Underlyings and the shorter time remaining for the value of either Underlying to recover to or above its Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in either Underlying. In addition, if the Notes are not called and the Final Value of either Underlying is below its Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing value of either Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes. Furthermore, because the closing value of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date (after an initial one-year non-call period) in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Value of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity Will Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Notes have not been automatically called and the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing values of both Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the Contingent Coupon, or, if either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing value of the Lesser Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the value of an Underlying could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Each Contingent Coupon Is Based Solely on the Closing Values of the Underlyings on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing values of the Underlyings on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing values of the Underlyings on the applicable Observation Date, if the closing value of either Underlying is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing value of the other Underlying is equal to or greater than its Coupon Barrier and even if the closing value of that Underlying was higher on other days during the period before that Observation Date.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the values of the Underlyings;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	whether the closing value of either Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of either Underlying is expected to be less than its Downside Threshold;

t	the dividend rates on the Fund and the equity securities held by the Fund;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Fund;

t	interest and yield rates in the market generally;

t	supply and demand trends for the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;

t	the market prices of the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the value of the Fund; and

t	a variety of other economic, financial, political, regulatory, geographic, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the Notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your Notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

t	Investing in the Notes Is Not Equivalent to Investing in the Fund or the Equity Securities Held by the Fund — Investing in the Notes is not equivalent to investing in the Fund held by the Fund. As an investor in the Notes, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.

t	Owning the Notes Is Not the Same as Owning Commodities or Commodity Futures Contracts — The return on the Notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the commodities upon which those futures contracts are based or other exchange-traded or over-the-counter instruments based on the Index. You will not have any rights that holders of those assets or instruments have.

t	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The sponsor of the Index is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Fund or the Equity Securities Held by the Fund — Your return on the Notes will not reflect the return you would realize if you actually owned the Fund or the equity securities held by in the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and, if the Notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing value of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.

t	No Affiliation with the Fund or the Issuers of the Equity Securities Held by the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities held by the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities held by the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities held by the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities held by the Fund, whether contained in SEC filings or otherwise.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the value of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Value of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the value of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to the Underlyings

t	Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Notes and affect the value of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your Notes. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 5, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits would apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the Notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the Notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate your Notes. See “— Risk Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

t	Prices of Commodity Futures Contracts Are Characterized by High and Unpredictable Volatility, Which Could Lead to High and Unpredictable Volatility in the Index — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

t	A Decision by an Exchange on Which the Commodity Futures Contracts Underlying the Index Are Traded to Increase Margin Requirements for Those Futures Contracts May Affect the Value of the Index — If an exchange on which the commodity futures contracts underlying the Index are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the value of the Index to decline significantly.

t	The Notes Do Not Offer Direct Exposure to Commodity Spot Prices with Respect to the Index — The Notes are linked in part to the Index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

t	Higher Futures Prices of the Commodity Futures Contracts Underlying the Index Relative to the Current Prices of Those Contracts May Affect the Value of the Index and the Value of the Notes — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the Index and thus the value of Notes linked to the Index. The futures contracts underlying the Index have historically been in contango.

t	Suspension or Disruptions of Market Trading in the Commodity Markets and Related Futures Markets May Adversely Affect the Level of the Index, and Therefore the Value of the Notes — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your Notes.

t	The Notes are Linked in Part to an Excess Return Index and Not a Total Return Index — The Notes are linked in part to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

t	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Notes.

t	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Index as well as the Net Asset Value per Share — The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index.

In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index.  Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund.  As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	Non-U.S. Securities Risk with Respect to the Fund — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

t	Emerging Markets Risk with Respect to the Fund — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

t	The Notes Are Subject to Currency Exchange Risk with Respect to the Fund — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the value of the Fund will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate values;

t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

t	political, civil or military unrest in the countries issuing those currencies and the United States; and

t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	Anti-Dilution Protection Is Limited with Respect to the Fund — Although the calculation agent will adjust the closing value and the Share Adjustment Factor of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing value of either Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the Bloomberg Commodity IndexSM and the iShares® MSCI Emerging Markets ETF as the “BCOM Index” and the “EEM Fund,” respectively.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless earlier called)
Hypothetical Initial Value:	100.0000 for the BCOM Index and $100.00 for the EEM Fund
Hypothetical Contingent Coupon Rate:	6.50% per annum (or 1.625% per quarter), based on the bottom of the range of 6.50% to 7.50% per annum
Observation Dates:	Quarterly (callable after one year)
Hypothetical Downside Threshold:	70.0000 for the BCOM Index and $70.00 for the EEM Fund (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)
Hypothetical Coupon Barrier:	70.0000 for the BCOM Index and $70.00 for the EEM Fund (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.0000 for the BCOM Index and $100.00 for the EEM Fund have been chosen for illustrative purposes only and may not represent a likely actual Initial Value for either Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing value of that Underlying on the Trade Date. For historical data regarding the actual closing values of the Underlyings, please see the historical information set forth under the sections titled “The Bloomberg Commodity IndexSM” and “The iShares® MSCI Emerging Markets ETF” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing value of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of either Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Fourth Observation Date

Date	Closing Value	Payment (per Note)
First Observation Date	BCOM Index: 105.0000 EEM Fund: $110.00	Closing value of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1625 on first Coupon Payment Date.
Second Observation Date	BCOM Index: 80.0000 EEM Fund: $60.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of EEM Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	BCOM Index: 60.0000 EEM Fund: $80.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of BCOM Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	BCOM Index: 110.0000 EEM Fund: $115.00	Closing value of each Underlying at or above its Initial Value; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.1625 on Call Settlement Date.
Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.1625 ($10.00 + $0.1625)
		Prior Contingent Coupons:	$0.1625 ($0.1625 × 1)
		Total:	$10.325
		Total Return:	3.25%

Because the closing value of each Underlying is greater than or equal to its Initial Value on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. JPMorgan Financial will pay you on the Call Settlement Date $10.1625 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing value of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, JPMorgan Financial will pay the Contingent Coupon of $0.1625 on the first Coupon Payment Date. However, because the closing value of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, JPMorgan Financial will not pay any

Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.325 per $10.00 principal amount Note for a 3.25% total return over the shortened one (1) year term of the Notes as a result of the automatic call.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold and Coupon Barrier

Date	Closing Value	Payment (per Note)
First Observation Date	BCOM Index: 115.0000 EEM Fund: $110.00	Closing value of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1625 on first Coupon Payment Date.
Second Observation Date	BCOM Index: 80.0000 EEM Fund: $75.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1625 on second Coupon Payment Date.
Third Observation Date	BCOM Index: 85.0000 EEM Fund: $60.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of EEM Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing value of each Underlying below its Initial Value; Notes NOT automatically called. Closing value of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.
Twentieth Observation Date (the Final Valuation Date)	BCOM Index: 110.0000 EEM Fund: $80.00	Closing value of EEM Fund below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Contingent Coupon of $0.1625 on Maturity Date.
Total Payments (per $10.00 Note):		Payment at Maturity:	$10.1625 ($10.00 + $0.1625)
		Prior Contingent Coupons:	$0.325 ($0.1625 × 2)
		Total:	$10.4875
		Total Return:	4.875%

Because the closing value of at least one Underlying was less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $10.1625 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing value of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.1625 on the first and second Coupon Payment Dates. However, because the closing value of at least one Underlying was less than its Coupon Barrier on the third through nineteenth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.4875 per $10.00 principal amount Note for a 4.875% total return over the approximately five (5) year term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Either Underlying Is Below Its Downside Threshold

Date	Closing Value	Payment (per Note)
First Observation Date	BCOM Index: 55.0000 EEM Fund: $60.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	BCOM Index: 105.0000 EEM Fund: $60.00	Closing value of the EEM Fund below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of EEM Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	BCOM Index: 90.0000 EEM Fund: $60.00	Closing value of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing value of EEM Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing value of each Underlying below its Initial Value; Notes NOT automatically called. Closing value of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.
Twentieth Observation Date (the Final Valuation Date)	BCOM Index: 45.0000 EEM Fund: $110.00	Closing value of BCOM Index below its Initial Value; Notes NOT automatically called. Closing value of BCOM Index below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.
Total Payments (per $10.00 Note):		Payment at Maturity:	$4.50
		Prior Contingent Coupons:	$0.00
		Total:	$4.50
		Total Return:	-55.00%

Because the closing value of at least one Underlying is less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Lesser Performing Underlying Return)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the BCOM Index:

(Final Value – Initial Value)	=	45.0000 – 100.0000	= -55.00%
Initial Value		100.0000

Underlying Return of the EEM Fund:

(Final Value – Initial Value)	=	$110.00 – $100.00	= 10.00%
Initial Value		$100.00

Step 2: Determine the Lesser Performing Underlying. The BCOM Index is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Lesser Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing value of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes. Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately five (5) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing values of each Underlying. This information given below is for the four calendar quarters in each of 2013, 2014, 2015, 2016 and 2017 and the first and second calendar quarters of 2018. Partial data is provided for the third calendar quarter of 2018. We obtained the closing values information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical values of either Underlying as an indication of future performance.

The Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is composed of exchange-traded futures contracts on physical commodities and is designed to be a diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, which is the relative amount of trading activity of a particular commodity. The Bloomberg Commodity IndexSM is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “Commodity Index Descriptions — The Bloomberg Commodity Indices” in the accompanying underlying supplement.

Historical Information Regarding the Bloomberg Commodity IndexSM

The following table sets forth the quarterly high and low closing values of the Bloomberg Commodity IndexSM, based on daily closing values of the Bloomberg Commodity IndexSM as reported by Bloomberg, without independent verification. The closing value of the Bloomberg Commodity IndexSM on August 1, 2018 was 84.2491. The actual Initial Value of the Bloomberg Commodity IndexSM will be the closing value of the Bloomberg Commodity IndexSM on the Trade Date. We obtained the closing values of the Bloomberg Commodity IndexSM above and below from Bloomberg, without independent verification. You should not take the historical values of the Bloomberg Commodity IndexSM as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	142.9639	135.4683	137.4762
4/1/2013	6/30/2013	136.3566	124.4663	124.4663
7/1/2013	9/30/2013	132.3689	123.7342	127.1103
10/1/2013	12/31/2013	128.6925	122.0029	125.7515
1/1/2014	3/31/2014	136.7646	122.3268	134.5234
4/1/2014	6/30/2014	138.6677	132.8375	134.6268
7/1/2014	9/30/2014	134.2875	118.6006	118.6922
10/1/2014	12/31/2014	119.8569	104.3285	104.3285
1/1/2015	3/31/2015	104.4720	96.9626	98.1230
4/1/2015	6/30/2015	105.4938	98.7970	102.6892
7/1/2015	9/30/2015	101.8648	85.1383	87.8214
10/1/2015	12/31/2015	91.0084	76.6045	78.5588
1/1/2016	3/31/2016	81.2888	72.8759	78.8272
4/1/2016	6/30/2016	89.9368	76.9725	88.8423
7/1/2016	9/30/2016	89.6788	82.1007	85.3420
10/1/2016	12/31/2016	88.3476	82.3429	87.5144
1/1/2017	3/31/2017	89.3574	83.9026	85.3508
4/1/2017	6/30/2017	86.2988	79.3575	82.6017
7/1/2017	9/30/2017	85.7239	81.8048	84.4599
10/1/2017	12/31/2017	88.1674	83.4281	88.1674
1/1/2018	3/31/2018	90.7999	85.6442	87.4729
4/1/2018	6/30/2018	91.5724	86.1721	87.4095
7/1/2018	8/1/2018*	86.2079	82.8235	84.2491

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2018 includes data for the period from July 1, 2018 through August 1, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

The graph below illustrates the daily performance of the Bloomberg Commodity IndexSM from January 2, 2008 through August 1, 2018, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 58.9744, equal to 70% of the closing value of the Bloomberg Commodity IndexSM on August 1, 2018. The actual Downside Threshold and Coupon Barrier will be based on the closing value of the Bloomberg Commodity IndexSM on the Trade Date (the Initial Value) and will each equal 70% of the Initial Value of the Bloomberg Commodity IndexSM.

Past performance of the Bloomberg Commodity IndexSM is not indicative of the future performance of the Bloomberg Commodity IndexSM.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® Emerging Markets ETF. The Underlying Index for the iShares® Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information Regarding the iShares® MSCI Emerging Markets ETF

The following table sets forth the quarterly high and low closing values of the iShares® MSCI Emerging Markets ETF, based on daily closing values of the iShares® MSCI Emerging Markets ETF as reported by Bloomberg, without independent verification. The closing value of the iShares® MSCI Emerging Markets ETF on August 1, 2018 was $44.46. The actual Initial Value of the iShares® MSCI Emerging Markets ETF will be the closing value of the iShares® MSCI Emerging Markets ETF on the Trade Date. We obtained the closing values of the iShares® MSCI Emerging Markets ETF above and below from Bloomberg, without independent verification. The closing values above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical values of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	$45.23	$41.80	$42.77
4/1/2013	6/30/2013	$44.23	$36.65	$38.50
7/1/2013	9/30/2013	$43.28	$37.34	$40.76
10/1/2013	12/31/2013	$43.66	$40.48	$41.80
1/1/2014	3/31/2014	$41.01	$37.11	$41.01
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62
7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.89	$34.36
7/1/2016	9/30/2016	$38.21	$33.77	$37.45
10/1/2016	12/31/2016	$38.10	$34.08	$35.01
1/1/2017	3/31/2017	$39.99	$35.43	$39.39
4/1/2017	6/30/2017	$41.93	$38.81	$41.39
7/1/2017	9/30/2017	$45.85	$41.05	$44.81
10/1/2017	12/31/2017	$47.81	$44.82	$47.12
1/1/2018	3/31/2018	$52.08	$45.69	$48.28
4/1/2018	6/30/2018	$48.14	$42.33	$43.33
7/1/2018	8/1/2018*	$45.03	$42.82	$44.46

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2018 includes data for the period from July 1, 2018 through August 1, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

The graph below illustrates the daily performance of the iShares® MSCI Emerging Markets ETF from January 2, 2008 through August 1, 2018, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $31.12, equal to 70% of the closing value of the iShares® MSCI Emerging Markets ETF on August 1, 2018. The actual Downside Threshold and Coupon Barrier will be based on the closing value of the iShares® MSCI Emerging Markets ETF on the Trade Date (the Initial Value) and will each equal 70% of the Initial Value of the iShares® MSCI Emerging Markets ETF.

Past performance of the iShares® MSCI Emerging Markets ETF is not indicative of the future performance of the iShares® MSCI Emerging Markets ETF.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Bloomberg Commodity IndexSM and the iShares® MSCI Emerging Markets ETF from January 2, 2008 through August 1, 2018. For comparison purposes, each Underlying has been normalized to have a closing value of 100.00 on January 2, 2008 by dividing the closing value of that Underlying on each day by the closing value of that Underlying on January 2, 2008 and multiplying by 100.00. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.